Contact:
Suzanne Craig
The BlueShirt Group for SMART Modular Technologies
+1 415 217-7722
suzanne@blueshirtgroup.com

Electronics-Industry Executive Dennis McKenna Joins the Board of Directors
of SMART Modular Technologies

FREMONT, Calif., February 2, 2009 — SMART Modular Technologies (WWH), Inc. (“SMART”) (NASDAQ: SMOD), a leading independent manufacturer of memory modules, solid state drives, embedded computing subsystems, and TFT-LCD display products, today announced that SMART’s shareholders had elected Dennis McKenna to SMART’s Board of Directors to replace D. Scott Mercer, who has stepped down. Upon the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has appointed Mr. McKenna to serve on the Audit Committee and the Compensation Committee, in addition to a newly formed Strategy Committee.

“We’re delighted to welcome Dennis to our Board,” said Ajay Shah, Chairman of the Board of SMART. “His 25 years of experience in the electronics industry covers the electronics supply chain end to end and, among other areas, includes broad and global experience in sales and marketing, strategic product development and operations. The addition of Dennis will expand the depth of expertise at SMART and provide us with a valuable resource as we continue to drive our business forward.”

A 25-year veteran of the electronics industry, Mr. McKenna currently serves as a consultant to private equity firms engaged in technology investing. From 2006 to 2007, Mr. McKenna served as Chairman, Chief Executive Officer and President of Silicon Graphics (NASDAQ: SGIC), a maker of high performance computing solutions, during its financial restructuring process. Prior to that, Mr. McKenna served as interim Chief Executive Officer and President of SCP Global Technologies, a private company specializing in semiconductor wafer cleaning equipment, during its sale process in 2005. In 1997, Mr. McKenna founded ChipPAC, a provider of semiconductor assembly and test services. He took ChipPAC public on the NASDAQ and served as its Chairman, Chief Executive Officer and President until its sale in 2004 to form STATSChipPAC.

Mr. McKenna currently serves as Chairman of the Board of Skycross, Inc., a privately held global wireless company. In addition, he has served on the Board of Directors of Legerity, Inc, a privately held fabless semiconductor company, from 2005 until its sale to Zarlink in 2007. Mr. McKenna holds a bachelor’s degree in business administration from Wayne State University in Detroit, Michigan.

As disclosed in SMART’s proxy statement filed last December, Mr. Mercer did not stand for re-election. Mr. Mercer, who currently serves as Chairman of the Board and Chief Executive Officer of Conexant Systems, Inc. (NASDAQ: CNXT), completed his term, which ended on January 28, 2009, when SMART held its annual shareholders’ meeting. Commenting on Mr. Mercer’s retirement from SMART’s Board of Directors, Shah added, “On behalf of the Board, I want to acknowledge and express our deep appreciation for Scott’s significant contributions to SMART during his tenure. We will miss his support and presence on the Board.”

About SMART

SMART is a leading independent designer, manufacturer and supplier of electronic subsystems to original equipment manufacturers, or OEMs. SMART offers more than 500 standard and custom products to OEMs engaged in the computer, industrial, networking, gaming, telecommunications, and embedded application markets. Taking innovations from the design stage through manufacturing and delivery, SMART has developed a comprehensive memory product line that includes DRAM, SRAM, and Flash memory in various form factors. Through its subsidiary, Adtron Corporation, SMART offers high performance, high capacity solid state drives for enterprise, defense/aerospace, industrial automation, medical, and transportation markets. Its Embedded Products Division develops embedded computing subsystems, backed by design and manufacturing, for markets supporting test equipment, 3G infrastructure, and network processing applications. SMART’s Display Products Group designs, manufactures, and sells thin film transistors (TFT) liquid crystal display (LCD) solutions to customers developing casino gaming systems as well as embedded applications such as kiosk, ATM, point-of-service, and industrial control systems. SMART’s presence in the U.S., Europe, Asia, and Latin America enables it to provide its customers with proven expertise in international logistics, asset management, and supply-chain management worldwide. See www.smartm.com for more information.